Exhibit A

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer during the past 60 days:

Account	Date of Transaction	Transaction Type (Purchase or Sale)	Shares	Price
IVAGF	12/4/2019	Sale	18,407	$3.60
WORLD	12/4/2019	Sale	62,495	$3.60
WORLD	12/6/2019	Purchase	81,081	$3.67
INTER	12/20/2019	Sale	72,376	$3.77
WORLD	12/20/2019	Sale	175,923	$3.77
Managed Account	12/20/2019	Sale	5,533	$3.77
Managed Account	12/20/2019	Sale	6,033	$3.77
IVAGF	1/2/2020	Sale	13,415	$3.74
IVAOMF	1/2/2020	Sale	11,100	$3.74

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